Aetna Life Insurance and Annuity Company

                                   Endorsement

The Contract and Certificate are endorsed as follows.

1. On Contract Schedule I, delete Annual Waiver of Surrender Fee, and replace it with the following.

       Annual Waiver of Surrender Fee
       As provided in 3.14(d), the total amount that may be withdrawn each calendar year without a Surrender Fee cannot exceed [10%] of the Current Value less any amounts distributed, and/or requested for distribution under an SDO, during the calendar year. The amount available is based on the Account's Current Value [as of the date the surrender request is processed].

2.     On Contract Schedule I, add the following.

        Maximum Age for the Minimum Guaranteed Death Benefit: [85] years

3.     On Contract Schedule I, add the following.

       Fund for Allocation of Excess        [Aetna Variable Encore Fund
       Guaranteed Death Benefit              (the money market fund)]
       Amount

4.     On Contract Schedule I, delete Systematic Withdrawal Option (SWO).

5.     Add the following to Contract Schedule II under Separate Account.

       Transfers
       When a Variable Annuity has been elected, [four] free transfers are allowed each calendar year among the Funds available during the Annuity Period. Aetna reserves the right to allow additional transfers.

6.     Delete Section 1.12, Current Value, and replace it with the following.

       As of the most recent Valuation Period, the Current Value is equal to the total of the Net Purchase Payment(s) made to the Account;

       (a) Plus or minus the investment experience for the amount, if any, allocated to one or more of the Funds;
       (b) Plus interest added to the amount, if any, allocated to the AG
           Account,
       (c) Plus any additional amount deposited to the Account pursuant to
           Section 3.11;
       (d) Less the amount of any Maintenance Fees deducted;
       (e) Less any additional fee(s) deducted;
       (f) Less any amount(s) surrendered; and
       (g) Less any amount(s) applied to an Annuity option.



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7.     Delete Section 1.14, Dollar Cost Averaging, and replace it with the following.

       A program that permits the Certificate Holder to systematically transfer amounts from one of the available Funds, or an available AG Account Guaranteed Term, to one or more of the Funds. If the Certificate Holder elects an AG Account Guaranteed Term available for Dollar Cost Averaging, no MVA applies to amounts transferred under Dollar Cost Averaging. If Dollar Cost Averaging from an AG Account Guaranteed Term is discontinued before the end of the Dollar Cost Averaging period elected, Aetna will automatically transfer the balance to a Guaranteed Term of the same duration and an MVA will apply. The Certificate Holder may initiate a transfer to another investment option and an MVA will apply. If a Guaranteed Term of the same duration is not available, Aetna will transfer the amount to the Guaranteed Term with the next shortest duration. Aetna reserves the right to establish and change terms and conditions governing Dollar Cost Averaging.

8.     Add the following to Section 1.16, Fund(s).

       The Funds, and the number of Funds, available during the Accumulation Period may be different from those available during the Annuity Period. Aetna reserves the right to limit the number of Funds available at any one time and to limit the number of Funds the Certificate Holder may select during the Accumulation Period and/or during the Annuity Period.

9.     Add the following to Section 1.18, Guaranteed Rate -- AG Account.

       Aetna may offer more than one Guaranteed Term of the same duration and credit one with a higher rate contingent upon use only with Dollar Cost Averaging (see 1.14).

10. Delete Section 1.33, Valuation Period (Period), and replace it with the following.

       1.33       Valuation Period (Period):

       The date and time for which a Fund calculates its net asset value, usually from 4:00 p.m. Eastern time each day the New York Stock Exchange is open, to 4:00 p.m. the next such business day.

11.    Add the following to I. General Definitions

       Claim Date
       The date when proof of death and the Beneficiary's claim for the death benefit are received in good order at Aetna's home office.

       Surrender Fee
       A fee assessed to recover sales and administrative expenses incurred in connection with the Contract. Also called the deferred sales charge.

12. Delete the first sentence in Section 2.07, Designation of Beneficiary and replace it with the following.

       Each Certificate Holder shall name his or her Beneficiary and when designating the Beneficiary may elect to specify in writing the form of payment to the Beneficiary.

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13.    Delete subsection (a) in Section 3.06, Market Value Adjustment, and replace it with the following.

       (a) A Transfer (including a Transfer from an AG Account Guaranteed Term if Dollar Cost Averaging is discontinued); except for Transfers under Dollar Cost Averaging, or as specified in 1.24, Matured Term Value Transfer;

14. Delete the last paragraph in Section 3.07, Transfer of Current Value from the Funds or AG Account During the Accumulation Period, and replace it with the following.

       Amounts allocated to AG Account Guaranteed Terms may not be transferred to the Funds or to another Guaranteed Term during a Deposit Period or for 90 days after the close of a Deposit Period except for:

       (a) Matured Term Value(s) during the calendar month following the Term's Maturity Date;
       (b) Amounts applied to an Annuity option;
       (c) Amounts transferred under the Dollar Cost Averaging program;
       (d) Amounts distributed under a Systematic Distribution Option; and
       (e) Amounts transferred by Aetna if Dollar Cost Averaging is discontinued.

15. Delete Section 3.11, Death Benefit Amount, and replace it with the following.

       3.11  Death Benefit During the Accumulation Period

       If the Certificate Holder or Annuitant die before Annuity payments start, the Beneficiary is entitled to a death benefit. If the Account is owned jointly, the death benefit applies at the death of the first joint Certificate Holder to die. The amount of the death benefit is determined as follows.

       (a) At the death of the Annuitant:  the death benefit is the greater of:

           (1) The minimum guaranteed death benefit (described below) as of the date of death, plus any Purchase Payments made, and less any amount(s) surrendered, applied to an Annuity option or deducted from the Account, since the minimum guaranteed death benefit was determined, or

           (2)  The Current Value on the Claim Date.

           The minimum guaranteed death benefit is determined as follows: On the Effective Date, the minimum guaranteed death benefit equals the amount of the initial Purchase Payment. On each Effective Date anniversary before the Annuitant reaches the maximum age shown on Contract Schedule I, the minimum guaranteed death benefit is the greater of:

           (1) The prior minimum guaranteed death benefit, plus any Purchase Payments made, and less any amount(s) surrendered, applied to an Annuity option or deducted from the Account, since the minimum guaranteed death benefit was previously determined, or

           (2)  The Current Value on the Effective Date anniversary.



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           After the Annuitant reaches the maximum age shown on Contract
           Schedule I, the minimum guaranteed death benefit is equal to the minimum guaranteed death benefit determined on the Effective Date anniversary immediately preceding the date the Annuitant attained the maximum age shown on Contract Schedule I, plus any Purchase Payments made, and less any amounts surrendered, applied to an Annuity option or deducted from the Account.

           On the Claim Date, if the minimum guaranteed death benefit is greater than the Account's Current Value, the amount by which the minimum guaranteed death benefit exceeds the Current Value is allocated to the Fund shown on Contract Schedule I. The Beneficiary may elect a death benefit option as permitted in Section 3.12.

       (b) At the death of the Certificate Holder if the Certificate Holder is not the Annuitant: the death benefit amount is the Account's Adjusted Current Value on the Claim Date. A Surrender Fee may apply to any full or partial surrender (see 3.14 and Contract Schedule I). The Beneficiary may elect a death benefit option as permitted in Section 3.12.

       (c) For a spousal Beneficiary of the original Certificate
           Holder/Annuitant who becomes the successor Certificate Holder/
           Annuitant: the initial minimum guaranteed death benefit equals the Current Value on the Claim Date for the death benefit of the original Certificate Holder/Annuitant. Thereafter, the guaranteed minimum death benefit is determined as in (a) above.

16. Delete the last sentence of the first paragraph in Section 3.12, Death Benefit Options Available to the Beneficiary, and replace it with the following:

       If the Certificate Holder has specified the form of payment to the Beneficiary, the death benefit will be paid as elected by the Certificate Holder in the Beneficiary designation. If the Certificate Holder has not specified a form of payment, the Beneficiary may elect one of the following options.

17. Delete subsection (d) in Section 3.14, Surrender Fee, and replace it with the following.

       (d) Each calendar year, an amount not to exceed the amount shown on Contract Schedule I under Annual Waiver of Surrender Fee, or if larger, the amount taken to meet the minimum distribution required by the Code for the Account.

18.    Add the following as Section 3.17.

       3.17  Reinstatement

       If allowed by state law, the Certificate Holder may reinstate the proceeds of a full surrender, subject to terms and conditions established by Aetna.

19. Delete the last sentence in the third paragraph in Section 4.01, Choices, and replace it with the following.

       If a Variable Annuity is chosen, the initial Annuity payment for the option elected reflects the assumed annual return rate elected (see Contract Schedule II). The Certificate Holder must allocate specified amounts among the Funds available during the Annuity Period. Aetna reserves


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       the right to limit the number of Funds available at one time and to limit the number of Funds the Certificate Holder may select during the Accumulation Period and/or the Annuity Period. Subject to terms and conditions established by Aetna, the Certificate Holder may transfer all or any portion of the amount allocated to a Fund to another Fund. The number of Transfers allowed without charge each year is shown on Contract
       Schedule II.

20.    Delete subsections (a) and (b) in Section 4.03, Death of
       Annuitant/Beneficiary, and replace them with the following.

       (a) Certificate Holder is the Annuitant: When the Certificate Holder is the Annuitant and the Annuitant dies under option 1 or 2(b), or both the Annuitant and the second Annuitant die under option 3(d), any remaining payments will continue to the Beneficiary, or if elected by the Beneficiary and not prohibited by the Certificate Holder in the Beneficiary designation, the present value of any remaining payments will be paid in one sum to the Beneficiary. If option 3 has been elected and the Certificate Holder dies, the remaining payments will continue to the successor payee. If no successor payee has been designated, the Beneficiary will be treated as the successor payee. If the Account has joint Certificate Holders, the surviving joint Certificate Holder will be deemed the successor payee.

       (b) Certificate Holder is not the Annuitant: When the Certificate Holder is not the Annuitant and the Certificate Holder dies, any remaining payments will continue to the successor payee. If no successor payee has been designated, the Beneficiary will be treated as the successor payee. If the Account has joint Certificate Holders, the surviving joint Certificate Holder will be deemed the successor payee.

           If the Annuitant dies under option 1 or 2(b), or both the Annuitant and second Annuitant die under option 3(d), any remaining payments will continue to the Beneficiary, or if elected by the Beneficiary and not prohibited by the Certificate Holder in the Beneficiary designation, the present value of any remaining payments will be paid in one sum to the Beneficiary. If option 3 has been elected and the Annuitant dies, the remaining payments will continue to the Certificate Holder.

Endorsed and made part of the Contract or the Certificate on the Effective Date of the Contract or when approved, whichever is later.

                    /s/ Dan Kearney
                    Dan Kearney
                    President
                    Aetna Life Insurance and Annuity Company



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